EXHIBIT 10.1
EXECUTIVE SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Executive Separation and Release of Claims Agreement (“Agreement”) is between Paul Onnen (“Executive”) and Expedia, Inc. ( the “Company”). Because the parties to this Agreement wish to set forth clearly the terms and conditions of Executive’s departure from his employment, they agree as follows:
1. Termination. Effective as of September 15, 2007 (the “Termination Date”), Executive’s employment as Executive Vice President, Chief Technology Officer is or will be terminated and Executive has or will have resigned from all positions he occupied as an officer or director of the Company or any subsidiary or affiliate of the Company.
2. Consideration. Unless Executive revokes as described below, the Company shall provide the following consideration for this Agreement:
     (a) Initial severance pay. The Company shall pay Executive initial severance pay equal to eight (8) weeks of compensation at Executive’s base salary rate at the time of execution of this Agreement, less all lawful or required deductions (“Initial Severance Pay”). Initial Severance Pay shall be paid in a lump sum on the next regularly scheduled payroll day after the later of the expiration of the Revocation Period described below (the “Effective Date”) or the Termination Date. Executive agrees that the Initial Severance Pay is something of value and a benefit to which Executive is not otherwise entitled. The lump sum payment described in this Section 2(a) shall be treated as a separate payment from the additional severance payments described in Section 2(b) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other guidance issued thereunder (“Section 409A”), and particularly including the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4).
     (b) Severance pay subject to mitigation. To assist Executive in transitioning to new employment, and as a benefit to which Executive agrees he is not otherwise entitled, the Company shall pay Executive additional severance pay as described in this Section 2(b). On the Company’s regular payroll dates, starting from the later of the Effective Date or the Termination Date for twenty-two (22) bi-weekly pay periods (the “Payment Period"), the Company will pay Executive ratably based on Executive’s annual base salary at the time of termination of $350,000, less all lawful or required deductions (“Severance Pay”). This Severance Pay will be offset, as described herein, by any compensation for services earned during the Payment Period. Beginning on the Termination Date and continuing through the Payment Period, Executive agrees to use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under this Section 2(b). If Executive obtains other employment or earns compensation during the Payment Period, such earnings shall be offset against the Severance Pay described in this Section 2(b). Executive agrees to refund any Severance Pay already provided, to the extent necessary to offset compensation earned during the Severance Period. This offset requirement does not apply to Initial Severance Pay under Section 2(a). For purposes of this Section 2(b),

Executive agrees to promptly inform the Company regarding his employment status (and any changes thereto) and the amount of any compensation he earns during the Payment Period. Each of the individual severance payments made pursuant to this Section 2(b) shall be treated as a separate payment, rather than as a part of a single payment, for purposes of Section 409A, including the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4).
     (c) COBRA. To the extent Executive is eligible for, and timely (and properly) elects, COBRA continuation coverage under the Company’s group medical and dental plans, the Company shall reimburse Executive (on a tax grossed-up basis to the extent such reimbursements are subject to income and payroll taxes) for the premiums he pays for such coverage for whichever of the following periods is shorter: (1) the period beginning on the Termination Date and ending twelve (12) months thereafter; or (2) the period beginning on the Termination Date and ending on the date Executive becomes eligible for coverage under another employer’s group medical or dental plan. Because the Company’s obligation to pay Executive’s COBRA premiums is conditioned on Executive not being eligible for coverage under another employer’s group medical or dental plan, Executive agrees to notify the Company within ten days of becoming eligible for any such coverage. Executive also agrees to refund to the Company any amounts paid by the Company under this Section 2(c) for COBRA continuation coverage with respect to periods following the date on which Executive becomes eligible for coverage under another employer’s group medical or dental plan.
3. Equity.
     (a) During Executive’s employment at the Company, he has been granted various restricted stock units pursuant to restricted stock unit agreements (collectively, the “Restricted Stock Unit Agreements”) under the Expedia, Inc. (Delaware) 2005 Stock and Annual Incentive Plan and the USA Interactive Amended and Restated 2000 Stock and Annual Incentive Plan.
     (b) Executive is entitled to retain the common stock issued or to be issued pursuant to the restricted stock units described in Section 3(a) that are vested as of the Termination Date under the terms of the applicable Restricted Stock Unit Agreements. In addition, to the extent provided in Exhibit A attached hereto, the restricted stock units described above which are not vested as of the Termination Date under the terms of the applicable Restricted Stock Unit Agreements will nevertheless become vested as of the later of the Effective Date or the Termination Date and will be settled in accordance with the terms of the applicable Restricted Stock Unit Agreements as if such vesting were provided thereby.
     (c) As provided in the applicable Restricted Stock Unit Agreements, Executive hereby forfeits the restricted stock units granted to him pursuant to the applicable Restricted Stock Unit Agreements, in each case, that are unvested as of the Termination Date (determined after taking into account Section 3(b). Executive agrees that, upon this forfeiture (and subject to Section 3(b) ), Executive has no rights to or interests in any stock under the Restricted Stock Unit Agreements, or other rights to acquire equity of the Company or any of its affiliates.
     (d) Except as expressly provided otherwise in this Section 3, all terms of the Restricted Stock Unit Agreements shall remain in full force and effect in accordance with the terms and conditions therein and unchanged and are hereby confirmed in all respects.
4. Deductions. The Company shall have the right to deduct from any payments to which Executive may be entitled under this Agreement any applicable taxes that the Company is required by law to withhold. The Company shall also have the right to deduct any personal account balances (including but not limited to travel advances) or other outstanding amounts due by Executive to the Company from the payments to which Executive may be entitled under this Agreement; provided, however, that the amount deducted for such balances or amounts from any such payment shall not exceed the amount of such payment, less any applicable tax withholdings.
5. Termination of Benefits. Executive shall cease to be eligible for coverage and benefits under the Company’s employee benefit plans, programs and polices as of the Termination Date, except to the extent specifically provided otherwise in this Agreement or by the terms of such plans, programs and policies; provided, however, that in no event shall Executive be eligible for a bonus under any bonus plan, program or policy maintained by the Company, even if such bonus would otherwise be based on periods ending on or before the Termination Date. Notwithstanding the foregoing, nothing in this Agreement is intended to affect Executive’s right to his vested benefit, if any, under the Company’s Section 401(k) plan.
6. Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the later of the Termination Date or Executive’s “separation from service” within the meaning of Section 409A.

7. Complete Release.
     (a) Release of known and unknown claims. In return for the consideration given to Executive by the Company as described in this Agreement, Executive independently releases all rights and claims he has or claims to have, against the Company, known and unknown, on his own behalf and on behalf of Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) under applicable local, state, federal and foreign law. This release specifically includes, but is not limited to, all rights and claims in connection with Executive’s employment, application for employment, or termination of employment by the Company and any acts or omissions by the Company with respect to that employment, application or termination of employment, including but not limited to, claims for wages, benefits, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, the Washington State Law Against Discrimination, the Employment Retirement Income Security Act (“ERISA”), any claims under the federal Age Discrimination in Employment Act (“ADEA”), any claims of worker’s compensation, and waives any right or claim for reinstatement, and any other possible claims, whether arising under statute, contract, or common law, and attorneys’ fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise. This release covers all of Executive’s rights against the Company as well as its affiliates, including without limitation, Expedia, Inc. (Delaware), and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the “Releasees”).
     (b) Older Workers Benefits Protection Act. A special federal law applies to the release of a claim for age discrimination. For Executive to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Executive acknowledges and agrees that the following requirements have been met:
(i)	The Agreement is written in language which is readily understandable.

(ii)	Executive understands that he is relinquishing any claim for age discrimination which he might assert as of the date of the Agreement.

(iii)	Executive is informed that he should consult an attorney regarding the Agreement if that is his wish, and has been given an ample opportunity to do so.

(iv)	This Agreement will not be effective until seven (7) days after Executive signs it (“Revocation Period”); Executive may revoke it at any time during the Revocation Period.

(iv)	Executive has been allowed at least twenty-one (21) days to consider the

Agreement before he signs and returns it to assure he has ample time to consider it, although he may do so in less time.
     (c) Notwithstanding anything to the contrary set forth in this Section 7 neither Executive nor the Company release, waive or discharge the other from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification or contribution with respect to any liability (A) incurred by Executive as a director or officer of the Company or (B) of the Company as a result of any willful misconduct or material breach of fiduciary duties by Executive.
     (d) Executive hereby represent that he has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to his employment with the Company or the termination thereof, or otherwise, arising on or prior to the date of execution of this Agreement. Executive also agrees that if he breaches these representations or covenants, then he authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. Nothing hereunder shall limit Executive from filing a lawsuit for the sole purpose of enforcing his rights under this Agreement. If any government agency independently brings any claim or conducts an investigation against the Company, nothing in this Agreement prevents Executive from cooperating truthfully as a fact witness in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded to Executive as a result of any such proceedings.
8. Covenant Not to Compete. A restricted period (“Restricted Period”) shall exist during your continued employment hereunder and for a twenty-four (24) month period starting on the Termination Date. During this Restricted Period, Executive shall not, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Agreement: (i) a “Competitive Activity” means, any business or other endeavor, in any jurisdiction, of a kind being conducted as of the Termination Date by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates), including, without limitation, those that are engaged in the provision of any travel related services (including, without limitation, corporate travel services) in any jurisdiction (such affiliates including, without limitation, Expedia Corporate Travel, Hotels.com, Hotwire and Trip Advisor); and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.

9. Non-Solicitation for Employment or Services. Executive acknowledges that he possesses confidential information about other employees, consultants, agents and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. He recognizes that the information he possesses about these other employees, consultants, agents and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and was acquired by you because of your business position with the Company. He agrees (i) that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates; and (ii) that Executive will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person.
10. Non-Solicitation of Trade Relationships. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers (including providers of travel inventory) to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (such customers, suppliers, partners and affiliates, collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.
11. Confidential Information. Executive acknowledges that, during the course of his employment with the Company, he may have developed Confidential Information (as defined below) for the Company, and may have learned of Confidential Information developed or owned by the Company or its affiliates or entrusted to the Company or its affiliates by others. Executive hereby agrees that he will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law. “Confidential Information” means any and all information relating to the Company which is not generally known by the public or others with whom the Company does (or as of the Termination Date plans to) compete or do business, as well as comparable information relating to any of the Company’s affiliates. Confidential

Information includes, but is not limited to, information relating to the terms of this Agreement, as well as the Company’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that the Company may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company’s affiliates. “Confidential Information” does not include any information that is: (i) shown to have been developed independently by Executive prior to his employment with the Company; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that Executive has first promptly notified the Company of such disclosure requirement and has cooperated fully with the Company (at the Company’s expense) in exhausting all appeals objecting to such requirement). Executive recognizes that any violation of his obligations described in this Agreement may result, in the Company’s sole discretion and to the maximum extent permitted by law, in forfeiture by Executive of any or all payments and other benefits under this Agreement. Executive also agrees that, in addition to and without limiting the availability of any other legal or equitable remedies the Company may have against him, the Company shall be entitled to an injunction restraining him from further violation of such sections.
12. Non-disparagement. In accordance with normal ethical and professional standards, prior to and following the Termination Date, Executive agrees to refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. Executive further agrees not to make any negative statements to third parties relating to his employment or any aspect of the business of the Company and its affiliates and not to make any statements to third parties about the circumstances of the termination of his employment, or the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors and employees, except as may be required by a court or governmental body. Executive may however discuss the circumstances of the termination of his employment with the Company with your attorneys, tax advisors, and immediate family.
13. Company Property. On or before the Termination Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and he will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, no later than the Termination Date.

14. Reasonable Cooperation. Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within his knowledge, and further agrees to provide truthful information to the Company an affiliate or subsidiary thereof or any of their representatives as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, investigations or requests for information. Executive also agrees to make himself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem your cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.
15. Choice of Law, Jurisdiction and Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Company hereby consents to, and you hereby submit your person to, the jurisdiction of all state courts of the State of Washington sitting in King County, and the United States District Court for the Western District of Washington, for the purposes of the enforcement of this Agreement.
16. Miscellaneous.
     (a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.
     (b) This Agreement, and the stock plan agreements referenced in Section 3, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto. This Agreement can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.
     (c) All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive’s most recent home address on file with the Company, and if to the Company, to:
Expedia, Inc.
3150 139th Ave SE
Bellevue, Washington 98005
Attention: General Counsel
     (d) In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you shall be required to repay to the Company the payments set forth herein.
     (e) This Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

EXPEDIA, INC.		EXECUTIVE

By: Name:	/s/ Burke F. Norton Burk F. Norton	/s/ Paul Onnen Paul Onnen
Title:	Executive VP and General Counsel

Date: 8/30/07		Date: 8/25/07

EXHIBIT A
ACCELERATED VESTING OF CERTAIN RESTRICTED STOCK UNITS

		Number of RSUs	Number of RSUs
	Normal Vesting	Subject to	not Subject to
	Date per RSU	Accelerated	Accelerated
Grant Date	Agreement	Vesting	Vesting
May 9, 2005	May 9, 2008	0	5,071
	May 9, 2009	0	5,069
	May 9, 2010	0	5,070
Feb 28, 2006	Feb 28, 2008	3,075
	Feb 28, 2009	0	3,075
	Feb 28, 2010	0	3,075
	Feb 28, 2011	0	3,076
Feb 27, 2007	Feb 27, 2008	3,684
	Feb 27, 2009	0	3,685
	Feb 27, 2010	0	3,685
	Feb 27, 2011	0	3,685
	Feb 27, 2012	0	3,685
Total		6,759	39,176

10